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                                                                     Exhibit 4.6

                                   AMENDMENT 1996-1
                                          TO
                         TREASURE CHEST ADVERTISING CO., INC.
                               SAVINGS PLUS 401(K) PLAN

This amendment is made and entered into the date below written by Treasure Chest Advertising Company, Inc., a Delaware Corporation (the "Company"). Unless otherwise indicated, this amendment is effective as of January 1, 1996.

                                      WITNESSETH

    WHEREAS, the Company adopted the Treasure Chest Advertising Co., Inc. Savings Plus 401(k) Plan for the benefit of eligible employees of the Company and its Affiliated Companies, and

    WHEREAS, the Company reserved the right to amend the Plan from time to time.

    NOW, THEREFORE, the Plan is hereby amended as follows:

1) Section 1 of the Plan is amended by the addition of the following new definitions and by relabeling the definitions currently labeled (n) through (jj) as (p) through (ll):

    "(n) Deferral Election.

         A Participant's election to have a portion of his regular salary or wages contributed to the Plan as an Elective Contribution, pursuant to Section 4, below.

    (o)  Election Date.

         A date declared by the Committee during a Plan Year as of which a Participant's Deferral Election or investment direction may be made or changed."

2) Section 3 of the Plan is amended by the addition of the following new subsections thereunder:

         "(a)(8)   Any individuals actively employed by Retail Graphics
    Printing Corporation or by KTB Associates, Inc. on the date such corporations became Affiliated Companies shall become Participants in this Plan on the Entry Date next following the date such corporations became Affiliated Companies; provided that such individuals have completed a Year of Service as of such Entry Date, taking into account such individuals' periods of employment with Retail Graphics Printing Corporation and KTB Associates, Inc.

         (a)(9) Any individual actively employed by Laser Tech Color, Inc. on the date such corporation became an Affiliated Company shall become a Participant in this Plan on the Entry Date next following the date such corporation became an


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    Affiliated Company, provided that such individual has been credited with a
    Year of Service as of such Entry Date, taking into account such individual's period of service with Laser Tech Color, Inc.

         (a)(10) Any individual actively employed by Printco, Inc. on the date such corporation became an Affiliated Company shall become a Participant in this Plan on the Entry Date next following the date such corporation became an Affiliated Company, provided that such individual has completed a Year of Service as of such date, taking into account such individual's period of employment with Printco, Inc."

3) Section 4(a)(1) of the Plan is amended by substituting the term "Election Date" for the term "Election Period" contained therein.

4)  Section 4(a)(2) of the Plan is amended in its entirety to read as follows:

         "(a)(2)   Such elections shall be effective as of the next
    following Election Date, and may be made either in whole percentages of a Participant's gross salary or wages before salary reduction, or a fixed dollar amount; provided, however, that in no event may a Participant's Elective Contributions for a Plan Year exceed fifteen percent (15%) of the Participant's Compensation for that Plan Year."

5)  Section 11(a) of the Plan is amended by the addition of the following new section 11(a)(3) thereunder:

         "(a)(3)   Notwithstanding the foregoing, any individual actively
    employed by Retail Graphics Printing Corporation, KTB Associates, Inc., Laser Tech Color, Inc. and Printco, Inc. on the date such corporations became Affiliated Companies shall receive credit for all periods of employment with such corporations for purposes of determining such individuals' Credited Service under this Plan."

6) Section 12(d)(3) of the Plan is hereby deleted in its entirety and the following Sections 12(d)(4), (5), (6) and (7) are renumbered (3), (4), (5) and
(6).

IN WITNESS WHEREOF, the Parties have caused this amendment to be executed this 30th day of December, 1996 at Baltimore, Maryland.

                       TREASURE CHEST ADVERTISING COMPANY, INC.
                                a Delaware Corporation

Witness/Attest:

/s/ Mark A. Angelson              /s/ Donald E. Roland
_________________________________ __________________________________________
Secretary                         President


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